UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2015

EMS FIND, INC.

(Exact name of registrant as specified in charter)

Nevada	333-174759	42-1771342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10745 Haldeman Avenue Philadelphia, Pennsylvania	19116
(Address of principal executive offices)	(Zip Code)

(215) 677-0200

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01   Other Events.

On April 7, 2015, EMS Find, Inc. (the “Company”) previously announced that it had entered into a share exchange agreement (“Share Exchange Agreement”) with EMS Factory, Inc., a company incorporated under the laws of the State of Pennsylvania (“EMS”), and the shareholder of EMS.  As a result of the Share Exchange Agreement EMS became our wholly owned subsidiary.  As a result we discontinued our previous business and acquired the business of EMS and will continue the existing business operations of EMS as a publicly traded company.

The Company develops and markets B2B & B2C on-demand mobile platform, designed to connect the health care providers and consumers to a network of medical transport companies throughout the United States and Canada through its EmsFind app.

The development of EmsFind has been managed by a team that includes experienced Mobile Software Developers, Health Care and Ambulance Providers, and Hospital Executives.  The Company's solution facilitates the coordination of medical transport between patients, physicians, hospitals, and allows health care providers and the public to organize medical transport services with ambulance providers for the benefit of the patients.

The platform enables users (hospitals, medical offices, nursing homes, home care agencies and other medical providers) and the public to schedule medical transportation on their own, in a timely and efficient way based on the type of medical transportation which best fits the patient’s needs.

EmsFind will work on any “smart” device including smartphones, tablets or laptops. Our planned, iOS, android and desktop versions will allow users to connect in real time to local and nearby pre-screened medical transportation companies wherever those medical transports are needed allowing consumers to filter the results by the medical, logistical and financial criteria that they have inputted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS FIND, INC.

Date: June 8, 2015	By:	/s/ Steve Rubakh
Steve Rubakh, President